UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

PHILLIPS 66
(Name of Registrant as Specified In Its Charter)

Elliott Investment Management L.P.

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

THE LIVERPOOL LIMITED PARTNERSHIP

Elliott Investment Management GP LLC

Paul E. Singer

BRIAN S. COFFMAN

SIGMUND L. CORNELIUS

MICHAEL A. HEIM

STACY D. NIEUWOUDT

GREGORY J. GOFF

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders of Phillips 66, a Delaware corporation (the “Company”).

Item 1: On April 17, 2025, Elliott issued the following press release:

Elliott Releases Bonus Episode of “Streamline 66” Podcast Series Featuring 1:1 Conversation with Partner John Pike

Discussion Covers Elliott's Engagement with Phillips 66 and the Path to Unlocking Significant Value at the Company

Visit Streamline66.com to Subscribe to the Podcast and Learn About Elliott's "Streamline 66" Campaign at Phillips 66

WEST PALM BEACH, FLA. (April 17, 2025) – Elliott Investment Management L.P. (“Elliott”), which manages funds that together make it a top five shareholder in Phillips 66 (NYSE: PSX) (the “Company” or “Phillips”), today released the third episode of the Streamline 66 Podcast. The series features 1:1 conversations with Elliott's highly qualified director nominees, as well as industry experts.

The latest installment features Elliott Partner John Pike in conversation with Elliott Managing Director Geoff Sorbello. Mr. Pike said:

•	“If the synergies [between Phillips 66's businesses] were apparent, you would see them in the financial statements. The stock would be trading better…In high-performing companies where they say there are synergies or they say that they're going to improve the cost structure, those results are seen in the financial statements…The company doesn't have to create PowerPoint decks to tell you about synergies.”

•	“[Phillips 66] wants to continue growing the midstream [segment] by buying more assets…They want to do whatever they can to effectively themselves forget and have the market forget that they are, to a large extent, a refiner. And the way they're solving their refining problem is not by fixing refining, it's by becoming a midstream company, which doesn't work. A low multiple business cannot buy its way out of a problem by buying high multiple businesses.”

•	“We only win if all shareholders win. Short-term fixes or changes literally do nothing for us. We need this to be fixed and for it to work and for it to work over a multi-year period. So that is our overarching goal.”

Episodes can be accessed on Streamline66.com/podcast, and are available on Apple, Spotify and everywhere podcasts are heard. You can also watch the full episodes on YouTube at youtube.com/@Streamline66.

For more information, including how to vote for Elliott's four nominees to the Phillips 66 Board using the GOLD proxy card, please visit Streamline66.com.

ADDITIONAL INFORMATION

Elliott Investment Management L.P., together with the other participants in Elliott's proxy solicitation (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott's slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Phillips 66, a Delaware corporation (“Phillips” or the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott's proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC's website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott's proxy solicitor, Okapi Partners LLC, at its toll-free number (877) 629-6357 or via email at info@okapipartners.com.

About Elliott

Elliott Investment Management L.P. (together with its affiliates, “Elliott”) manages approximately $72.7 billion of assets as of December 31, 2024. Founded in 1977, it is one of the oldest funds under continuous management. The Elliott funds' investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Media Contact:

Casey Friedman

Elliott Investment Management L.P.

(212) 478-1780

cFriedman@elliottmgmt.com

Investor Contact:

Bruce Goldfarb / Pat McHugh

Okapi Partners LLC

(877) 629-6357

(212) 297-0720

info@okapipartners.com

Item 2: Also on April 17, 2025, Elliott posted Episode No. 3 of its “Streamline66 Podcast” podcast series to Apple Podcasts, Spotify, Simplecast, and the Streamline66 YouTube channel. A written transcript of Episode No. 3 is included below, and other materials relating to the posting of Episode No. 3 are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Transcript

Geoff Sorbello (0:00): Welcome to Streamline 66, the podcast where we bring you the latest in Elliott Investment Management’s effort to unlock value at Phillips 66. I’m Geoff Sorbello, Managing Director of Engagement at Elliott, and joining me today is Elliott partner John Pike, who runs Elliott’s global energy practice and is leading the Phillips 66 investment. The purpose of today’s podcast is to introduce shareholders and stakeholders to Elliott, have them get to know us a little bit, and share with them what our ideas are for Phillips 66. So, let’s start with Elliott’s energy investment practice.

John Pike (0:40): Sure. So, at Elliott, we invest in both public and private situations. And that investing is done by the same professionals, so the same group. In energy, for instance, the same folks who diligence Phillips 66 are the same folks who are diligencing our upstream investments in the Permian, or to the extent we’re looking at buying private refining assets, those teams are the same. While on the one hand we are used to public market investing where we’re doing analysis and making decisions with imperfect information, we also are investing from a private market perspective, which does a couple of things. One, we’re used to going extraordinarily deep in the analysis. That’s part and parcel of what we do. But also, we’re always working with a stable of very talented industry executives to help us both diligence and run these assets after we buy them. Those same executives often are helping us diligence and understand the dynamics of our public market investing as well.

Geoff Sorbello (1:47): You and I actually first met each other during the Hess campaign where I served as an advisor, but we’ve worked on a bunch of stuff since then. Marathon, Suncor, NRG, and now Phillips 66. What sort of common threads emerge when you think about these investments, including Phillips, and what’s different about the Phillips situation?

John Pike (2:08): So I mean, as you might imagine, there are a bunch of common threads. All of these companies had underperformed very significantly over long periods of time. And that underperformance manifests itself in poor operations, but also in poorly performing stocks. So that is almost invariably the case. What is also a common thread is you generally have poor capital allocation and management that is often not being held accountable by boards of directors. In Phillips 66, we certainly see all those elements. We have operational underperformance. We have stock price underperformance. We have capital allocation problems where you have a collection of assets that don’t make a lot of sense together. You have a low multiple business buying high multiple businesses. Pretty much all of the hallmarks of underperformance that we look for in these situations. What is unique about Phillips 66 is generally there’s a competing vision, like management or the board will put forward some view as to how their performance can improve. Here, Philip 66 has basically said, “We’re good. What are you talking about? Things are going great. We have the right structure. Stock’s doing wonderfully. Like, what are you guys talking about?” So, it’s a very unusual situation to be in.

Geoff Sorbello (3:41): This situation really is about supporting the status quo, endorsing the performance, or being more aspirational and wanting to see more upside. At least that’s what it feels like to me. So when we first met with Phillips in 2023, it was fairly encouraging. The company admitted that there were some issues with refining operations. They admitted that there was some awkwardness with the corporate governance, having the former CEO stay on as executive chairman. And they quickly provided guidance of $15 billion of mid-cycle EBITDA. We put out a letter at that time saying, “Look, if they hit these numbers, the stock price is going to go up to $200. And if they do that, the management and the board deserve the support of shareholders, including us.” Obviously, that didn’t happen. But could you characterize a little bit of the change between that initial constructive engagement and where we wound up in February?

John Pike (4:46): Sure. And I think it’s also worth noting that in that same public communication in 2023, we said that management deserved shareholder support for the time being to see if they could hit these targets. And if they weren’t able to hit those targets, then more drastic change was going to be necessary. So what changed? First, operationally, the company came nowhere near hitting those performance targets. And missing those targets had nothing to do with the economic environment. We actually spent a lot of time pinning down management on what were the macro assumptions they were making so we could track the operational improvement of the business. And they just fell catastrophically short of those goals. Not surprisingly, the stock followed the operational performance. So, the stock has also significantly underperformed, its peers, no matter how you slice the data. With respect to our ongoing engagement, we had agreed with the company to collaborate on the addition of two new directors. We initially provided a list of very, very high-quality energy executives. It was concerning that the vast majority of these candidates were rejected, they weren’t even contacted, there were conflicts that seemed to us to be manufactured. And so, as that process bogged down, we felt it necessary to submit private nominations. After that, there was a brief moment of optimism when the company agreed to put Bob Pease on the board. Bob had refining experience, which the company needed. It was meant to be the first of two directors that we mutually agreed to go on the board. So, it was at least a step. I would say that that optimism quickly faded. In conversations we had with Bob, prior to his appointment, he had mentioned in company situations where significant change was needed, he felt that having the chair and CEO be present in one person, that that structure didn’t make sense; that was not a healthy dynamic and not one that was conducive to, you know, the type of corporate introspection that would be called for. Now, one month after Bob was seated, Mark Lashier, the CEO of the company, was also named chair. So, at that point, we kind of raised our eyebrow. I thought it was odd that the company would take that action, but also the fact that Bob either agreed or just seemingly didn’t raise his hand led us to revisit our optimism, shall we say. And from that point, there was a long and tortured series of interactions where we put forward, we thought high-quality energy executives to the board for their consideration. CEOs of very large companies who had a lot of success in various parts of the value chain and energy. Some of them were never contacted. And the company would suggest that they had names that they were also considering. They would never share those names, refused to share those names. And all the while, operational performance was deteriorating. Stock relative and absolute stock price performance was deteriorating. Basically, patience was punished.

Geoff Sorbello (8:19): The chairman-CEO thing was really shocking to me. They acknowledged the awkwardness of that structure initially, the former CEO as the executive chairman. And we’re not necessarily against combined chairman-CEO, depends on the situation. High performing companies can absolutely make it work.

John Pike (8:39): High performing companies with high performing CEOs.

Geoff Sorbello (8:41): Exactly. So, after an unsatisfactory engagement, we decided to take our case public and initiate a conversation with shareholders in the broader market about what the best thing for Phillips 66 is moving forward. How would you characterize our plan and what we actually want to see happen at the company?

John Pike (9:04): So, first and foremost, board refreshment is very, very important. And it starts with the board holding management accountable and the board in conjunction with management setting strategy. So, putting in four very qualified, very deeply experienced executives onto this board we think is crucially important and change is going to start there. So what type of change do we think that this oversight is going to create? First, operational improvement. I suspect the areas where the company could use this insight is not going to end with refining, but very clearly the company has operationally underperformed in the refining space. So that needs to be addressed. Beyond that, as we’ve said, the corporate structure, having these businesses together, the midstream business, refining, along with the chems JV, these businesses simply don’t belong together. They have different capital needs. Investor preferences are going to differ wildly between the two. And they trade at very different multiples. So just having them together does a couple things, both of which are bad. One, they generally tend to trade to the lowest common denominator. And two, it creates a condition where there’s not the necessary operational focus on any underperforming part of the business, in this case, refining.

Geoff Sorbello (10:37): Let’s look at some of the company’s objections to our recommendations. First, they say they have a ton of synergies between these businesses – [they] can’t really fully articulate it because of competitive purposes. And the other thing they say is that this combination of businesses allows them to create “value through the cycle.” That’s the term they use. What is your response to those counterarguments?

John Pike (11:02): So a couple of things worth pointing out. First, having these businesses together, you know, “creating synergy,” I would say that runs counter to the very clear corporate trend in energy over the last 50 years, where basically the entire sector has deconsolidated, save for the super majors. So maybe they figured something out that the rest of the sector got wrong over the last 50 years – I suspect that’s not the case. In terms of the operational synergies, again, this is an argument that we run into. Let’s take Marathon, for example. Initially, in our first engagement with Marathon, the company was very reluctant to sell or spin their retail assets. And part of that reluctance was allegedly hundreds of millions of dollars of synergies between the two businesses. And in fact, the then CEO of Marathon handed me a 500-page consultant deck detailing those synergies. Now, three years later, Mike Hennigan, who’s now the exec chair of Marathon, decided to separate the businesses and that sparked a multi-year, multi-hundred percent outperformance run by Marathon. And when asked about these synergies, Mr. Hennigan would say, “They don’t exist. We could replicate them with contracts. That’s nonsense.” We’re very confident that’s the case here. So, we don’t believe these synergies exist. In terms of the “value throughout the cycle,” I think what the company is saying is that refining will trade with less volatility than midstream. So, a couple of thoughts there. It’s been 100 years of corporate finance theory that investors can diversify by themselves. They don’t need Mark Lashier to diversify their portfolio. So that’s point one. Point two, if you look at how Valero trades, which is basically a standalone refiner, it trades very well. And it trades well because it is a well-run, efficient organization. I think Mark Lashier and this board is, to a certain extent, hiding behind their own inability to run the refining assets. In other words, if the refining assets were run as they’re run today, then yeah, it would trade in a very volatile way. Our plan is to eventually have these assets separated, but also to have them run well and efficiently.

Geoff Sorbello (13:28): And we’ve looked at this and, you know, the argument that “it will smooth out returns during the cycle,” we don’t see that in the way that the stock performs based on the correlation of cracks.

John Pike (13:42): That’s an excellent point. Just like the stocks on an evaluation basis tend to trade to the lowest common denominator, from a volatility perspective, that is also the case. I mean just all investors need to do is look at how PSX traded relative to the refining stocks in the first weeks of April. And PSX trades like a volatile refiner. It just, it always goes to lowest common denominator. That’s an excellent point.

Geoff Sorbello (14:10): The other thing I’ll add is that if there were these tremendous synergies, we wouldn’t really need the secret sauce to be revealed because it would show up in the financial statements. You would see it in either the top line or the margins. It would be there. It would be obvious. I suppose if they were enjoying these synergies that we probably wouldn’t be here.

John Pike (14:33): That’s exactly right. If the synergies were apparent, you would see them in the financial statements. The stock would be trading better. And to put it bluntly, we’d be picking on someone else. It’s a great point, though. And we see this is another parallel. In high-performing companies where they say there are synergies or they say that they’re going to improve the cost structure, those results are seen in the financial statements. Like that happened in Marathon. It is happening in Suncor, AngloAmerican, another situation that we’re involved in. The company doesn’t have to create PowerPoint decks to tell you about synergies, they just…or tell you about costs coming out. They show up in the financial statements. In underperforming companies, there’s these multi-page decks that come out with boxes and check marks.

Geoff Sorbello (15:24): Colored maps.

John Pike (15:26): Yeah, you know, “Achieved! Mission accomplished!” That’s the underperforming version. The high performing version is: you see it in the financial statements and you see it in the stock price. If you don’t see it in the financial statements and you don’t see it in the stock price, they ain’t there.

Geoff Sorbello (15:40): So when it comes to monetizing the midstream business, the company makes a number of arguments. Number one, they say that there really are no buyers for it. Number two, they say that the tax liability of any transaction would be so enormous as to make the transaction not value creating. And number three, they say that they’re in the early innings of building a midstream business, that they’re just getting started. How do you react to those three arguments?

John Pike (16:08): And again, I would put this under the heading of common themes, you know, we hear these arguments in almost every situation that we’re involved in, and the tax argument in particular whenever we’re talking about spinning or selling assets. So, first, I would say it’s very important to have the board oversight that we’re trying to inject into this company present. And I think the last year is very instructive. We were in a time of very high midstream multiples and valuations. It would have been a great time for the company to think about splitting these assets up. And instead of doing that, they went the other way. They were buying. So they were buying in a high multiple, high valuation environment. So just getting thoughtful executives onto this board who will review the structure and then think about what is the right time to either sell or separate these businesses we think is very important. As to the tax leakage, first of all, it very well might be a red herring in that, to the extent that the assets are spun, they could be spun tax free. Second, I think it’s worth looking at how carefully the company is wording their commentary on this. You know, “The tax drag could be up to $10 billion if the company achieved a $50 billion sale.” So, the point is, these are not commercially sensitive analyses or numbers. Just give the shareholders what is the inside basis? What is the tax history of these assets? These are all knowable numbers that are not commercially sensitive. So, like in other situations, the company we suspect is hiding behind the tax boogeyman because they can say, “Well, we have information you don’t.” There’s an obvious solution to that, which is: just provide the information. But again, we see this argument in nearly every situation that we’re involved in.

Geoff Sorbello (18:13): Yeah, and we hired a very reputable accounting firm to look into this and this 10 billion number, which they say “up to” – again, it’s being used as a deterrent to breaking down the empire a little bit – but we can’t get to a number anywhere near that high.

John Pike (18:32): No, we can’t. And again, the company could solve this debate instantly. I guess, circling back to the third point, “Not only is the strategy good, we want more of it!” The company wants to continue growing the midstream by buying more assets. Look, we obviously think that’s a mistake, and the company needs to be going in the other direction. They want to do whatever they can to effectively themselves forget and have the market forget that they are, to a larger extent, a refiner. And the way they’re solving their refining problem is not by fixing refining, it’s by, you know, becoming a midstream company, which doesn’t work. A low multiple business cannot buy its way out of a problem by buying high multiple businesses. You don’t have be a genius to figure that out.

Geoff Sorbello (19:21): And you mentioned the disparate investor bases, the disparate capital needs, the disparate balance sheet. It’s not as if these businesses are going to eventually wind up in this marriage that makes sense. It’s just not going to happen.

John Pike (19:36): The company said one thing that we found interesting, maybe humorous. There was an admission that their combination of midstream and refining assets, that it wouldn’t be attractive necessarily to a midstream investor, because midstream investors are looking for stability, dividend growth, low volatility. But their mix at the same time wouldn’t be attractive to a refining investor who’s looking for very, very high returns of and on capital. But the mix might be interesting to the generalist investor, which folks who are watching this who follow the energy markets, I think will chuckle. The generalist investor being interested in energy is a fossilized creature that we can see in museums. That just doesn’t exist anymore.

Geoff Sorbello (20:20): What about the chemicals business?

John Pike (20:23): So, we’ve also said that we believe that the chems JV does not belong in this structure and that they should look to monetize that asset, which I’ll hit here. But the company has said that the underlying chemical, the market that the chems business operates in, is it a low-ish part of the cycle. It’s not in kind of mid-cycle operating conditions, which is right. Our view has been and it is that Chevron, their JV partner in the chems business, very much wants to grow in that space. They want to grow in chemicals. And they cannot do that in the context of the current JV. And so, they would be incentivized not to pay any price, but to pay a fair price, to pay a mid-cycle price. The company has said, “No, they’re not.” It’s like, “Okay, well, why don’t we find out?” Now, they’ve also said that, “Well, even if they were, we’re a buyer at that price. We’re not a seller.” And so again, they’re hard pivoting in the wrong direction, which is very curious. But what I would say generally is we, Elliott, as a very large owner of this company, obviously we have no interest in the company selling assets at the wrong price. We would never advocate for that. That’s insanity. But the conditions are here such that we do think that this particular buyer might pay a fair mid-cycle price. Given the embedded valuation of the refiner, bringing in bunch of cash to the company could be immensely valuable. And all you have to do is look at what happened with Marathon and their sale of retail.

Geoff Sorbello (21:55): Yeah, if you were Phillips management, you would hope that you think that the stock is really, really cheap right now and that you could create a lot of value with that injection of capital.

John Pike (22:07): Yeah, that’s funny you mentioned that, Geoff, because yeah, you would hope that. But as we’ve seen at various conferences, part of their defense has been that they’re almost pitching a short thesis on the stock. They’re saying, “The stock’s fully valued on a sum of the parts basis. There’s no upside.” Which again, I guess it’s an unusual tack, I guess, for management of a company to take, that “you shouldn’t own us because we’re not cheap.” We obviously have a different vision.

Geoff Sorbello (22:31): Yeah, “We’ve achieved success and we are fully valued” is sort of a new one for us.

John Pike (22:38): Alright, so Geoff, you’ve been asking me a bunch of questions. Let me ask you one. You focus a lot on corporate governance. Phillips has a staggered board, which can make significant change harder. What does that mean to you in this situation?

Geoff Sorbello (22:51): Yeah, it’s about 10% of S&P 500 companies that still have that structure. Shareholders don’t like it. Shareholders want an annually elected board. And we want to see that happen here. Now, the company has a staggered board or a classified board based on their charter, their incorporating document. And shareholders have tried to get the board de-staggered with proposals through the years. The other thing that the charter has is a super majority provision, which says that in order to change the charter, you have to have 80% of the shares outstanding come in and vote for the change. And at Phillips, that’s a very, very difficult standard to achieve. The company has 600,000, 700,000 shareholders and about 30% of the outstanding, give or take, is in the hands of small investors, people that have, you know, thousand shares, a hundred shares, ten shares. And so, getting a turnout of 80% is exceptionally challenging, to actually have those people show up at the meeting and vote. So, the proposal has been put forward both initially by shareholders and then by the company itself to de-stagger the board. And it’s achieved very, very high levels of support of the shares that actually vote at the meetings; 98-99% of the votes say, “Yes, let’s do this.” And then, of course, it never achieves the 80% of the shares outstanding. So, the board has been able to say, “Look, we’ve tried to do this before and it hasn’t worked out for us. We’ll try again, but it hasn’t worked out for us.”

John Pike (24:40): And you, I believe you personally crafted a solution or an option for the company to kind of bring itself into the 21st century of governance. What was that?

Geoff Sorbello (24:51): Yeah, so the solution is, it’s a unique one, but one we think that is going to receive a lot of support from investors, and it is on our proxy ballot this year. And what it requires, though it’s a non-binding proposal, is that the board, each director on the board volunteer to step down on an annual basis and stand for reelection on an annual basis. So, this will have the effect of creating an annually elected board. It won’t change the charter, so you don’t have to achieve this 80% threshold. But it does require the board to all do it together. And right now they’re voting against it. They’re rejecting it. They’re saying that.

John Pike (25:36): It would effectively create an annually elected board.

Geoff Sorbello (25:39): It would create an annually elected board and that is not something that they want. And with respect to just the governance culture at the company right now, it goes to, it goes hand in hand with some of the things we were talking about. It’s about having a group of folks that are aspirational and able to look at the construction of the portfolio on an ongoing basis and that are transparent. They tell us what’s going on. They tell us what’s going on with their thinking. And there’s no platitudes or hiding or anything like that. It’s just candor and transparency. And we think an annually elected board is one way of catalyzing that candor.

John Pike (26:21): And I know that the company has said that this proposal runs afoul of their charter, runs afoul of the law, it was against the Hague Convention. I mean, it’s like the worst thing that, you know, it’s an awful affront to civilization. What’s your response?

Geoff Sorbello (26:40): They can do this. This is something they can do. We’ve run it down with our lawyers, Delaware lawyers. This is something that they can do. They would have to do it on a voluntary basis. But they’re saying with their one proposal that they support the de-staggering of the board. And then when there’s a real opportunity to do it, which requires some voluntary action, they’re saying that they don’t want to do that. So it’s really showing, in our view, just the issue of the governance culture at the company right now.

Geoff Sorbello (27:08): So what’s next, John? What do we want to see happen here at the company?

John Pike (27:13): So look, we have obviously a very big position here, and is generally the case in these large complex activist situations, we have these very large positions, generally speaking, for very long periods of time. Because on the one hand, there is a lot of change that is required to unlock the value. And then it takes some time for the markets to put that value into the stock. So we plan on being here for quite some time. We only win if all shareholders win. Short-term fixes or changes literally does nothing for us. We need this to be fixed and for it to work and for it to work over a multi-year period. So that is our overarching goal. How do we get there? Again, as in most of these situations, we think it starts with high quality oversight at the board level. And that newfound oversight at the board level, the first thing that they do is hold management accountable to operational excellence, to allocating capital in a way that creates long-term shareholder value. You know, these things are necessary for long-term success in any industry and in particular in energy markets.

Geoff Sorbello (28:30): John, thanks for joining us and thanks to everyone for joining the Streamline 66 podcast. We encourage you to vote the gold card and get in touch with us on Streamline66.com.

Item 3: Also on April 17, 2025, Elliott posted materials to social media, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 4: Also on April 17, 2025, Elliott posted materials to Streamline66.com, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.